Exhibit 10.2

Pursuant to Item 601(b)(10)(iv) of Regulation S-K, certain portions of this exhibit indicated by [REDACTED] have been omitted because the Registrant customarily and actually treats that information as private or confidential and the omitted information is not material.

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (this “Agreement”) is entered into effective as of March 24, 2025 (the “Effective Date”) by and among Trigone Pharma, Ltd., a company formed under the laws of Israel having a place of business at 15 HaTidhar Street, Raanana, Israel (“Trigone”), and Relmada Therapeutics, Inc. a Nevada corporation with a place of business at 2222 Ponce de Leon Blvd., Floor 3, Coral Gables, FL 33134, U.S.A. (“Relmada or Licensee”). Trigone and Relmada are referred to in this Agreement individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement have the meanings assigned to them in Section 1 below or where otherwise defined in this Agreement.

WHEREAS, Trigone is developing the Licensed Product and Controls the Licensed IP; and

WHEREAS, subject to the terms and conditions of this Agreement, Trigone wishes to grant Relmada, and Relmada wishes to accept from Trigone, an exclusive, royalty-bearing license under the Licensed IP to make, have made, use, import, have sold, offer to sell, and sell the Licensed Product in the Field of Use in the Territory;

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

The following definitions will control the construction of each of the following items wherever they appear in this Agreement.

1.1 “Act” means the United States Federal Food, Drug, and Cosmetic Act, as amended to date and as may be further amended from time to time during the Term, and the regulations promulgated with respect thereto.

1.2 “Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person will be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever. As used in this Section 1.2, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of more than fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting share capital or other equity interest in such entity

1.3 “Annual Net Sales” means the total Net Sales by Relmada, its Affiliates and Sublicensees in a given calendar year in all countries in the Territory.

1.4 “Applicable Laws” means all laws, rules, regulations and guidelines within the Territory (including, the Act and all regulations promulgated with respect thereto), as existing as of the applicable time, in each case to the extent applicable and relevant to a Party or its performance under this Agreement.

1.5 “Business Day” means any day other than a Saturday, Sunday, or a day on which banking institutions in the State of New York are authorized or required by law or executive order to remain closed.

1.6 “Change of Control” means, with respect to a Party: (a) a merger, reorganization, consolidation, or other transaction or series of related transactions involving such Party (or involving any Affiliate that directly or indirectly controls Cingulate) in which the voting securities of such Party or such Affiliate outstanding immediately prior thereto cease to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation, or other transaction or series of related transactions; (b) any Person, or group of Persons acting in concert, acquires more than fifty percent (50%) of the voting equity securities or management control of such Party (or of any Affiliate that directly or indirectly controls such Party) or (c) the assignment or transfer to a Third Party of all or substantially all of the assets of such Party

1.7 “Commercially Reasonable Efforts” means efforts at least consistent with the efforts that biotechnology or pharmaceutical companies similar in size to Relmada would be expected to devote to a product of similar market potential, profit potential (without taking into account payments under this Agreement) or strategic value resulting from its own research efforts, and at a similar stage in its product life, taking into account, as applicable, stage of development, mechanism of action, efficacy and safety relative to competitive products in the marketplace, actual or anticipated regulatory authority approved labeling, expected and actual competitiveness of alternative products (including generic products) in the marketplace, the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity), cost and likelihood of obtaining a regulatory approval and availability of manufacture and supply for commercial sale and other relevant technical, scientific, medical, legal, financial, marketing and commercial factors.

1.8 “Compounds” means that certain fixed dose formulation of gemcitabine (1000mg) and docetaxel (40 mg) developed by Trigone known as NDV-01 as well as any of their salts, esters, prodrugs, metabolites, isomers, polymorphs, analogs, and combinations thereof.

1.9 “Confidential Information” means any proprietary, nonpublic information related to the business, technology, products, processes or customers of a Party that is disclosed by such Party (“Disclosing Party”) to the other Party (“Receiving Party”) in connection with this Agreement. Confidential Information may include any and all nonpublic information, know how, data, designs, plans, specifications, structures, documents, trade secrets, ideas, concepts, products, processes, prototypes, formulas, works in progress, systems, technologies, manufacturing or marketing techniques, business or financial information and other proprietary and nonpublic information of the Disclosing Party. Confidential Information may be written, recorded or otherwise fixed in a tangible medium, electronically communicated, or orally or visually communicated, furnished, provided or disclosed by a Disclosing Party, or acquired by a Receiving Party, directly or indirectly, from the Disclosing Party.

1.10 “Control” or “Controlled” means, with respect to any Know-How, Patents or other intellectual property rights, the legal authority or right (whether by ownership, license, or otherwise but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement) of a Party or any of its Affiliates to grant access, a license, or a sublicense of or under such Know-How, Patents or other intellectual property rights to the other Party, or to otherwise disclose proprietary or trade secret information to such other Party, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

1.11 “Cover,” “Covering” or “Covers” means as to a method, compound or product and a Patent, that, in the absence of a license granted under, or ownership of, such Patent, the making, using, selling, offering for sale or importation of such method, compound or product would infringe any Valid Claim of such Patent or, as to a pending claim included in such Patent, the making, using, selling, offering for sale or importation of such method, compound or product would infringe such Patent if such pending claim were to issue in an issued patent without modification.

1.12 “Executive Officers” the Chief Executive Officer of Relmada and the Chief Executive Officer of Trigone.

1.13 “FDA” means the United States Food and Drug Administration or any successor agency thereto.

1.14 “Field of Use” means any and all therapeutic uses in humans.

1.15 “First Commercial Sale” means, on a country-by-country basis, the first sale by Relmada or any of its Affiliates or any Sublicensee to a Third Party for end use of the Licensed Product in such country after Regulatory Approval has been granted with respect to the sale of the Licensed Product in such country. In the event that, in a given country, Relmada (or its Affiliate or a Sublicensee) (a) has received all approvals, licenses, registrations or authorizations, other than pricing and reimbursement approval, which are necessary to constitute Regulatory Approval for the Licensed Product in such country and (b) despite the lack of such pricing and reimbursement approval, Relmada (or its Affiliate or a Sublicensee) has commenced selling the Licensed Product for end use, then the first such sale of the Licensed Product in such country shall be deemed to be the “First Commercial Sale” of such Licensed Product.

1.16 “IND” means an investigational new drug application or equivalent application filed with the applicable Regulatory Authority, which application is required to commence human clinical trials in the applicable country.

1.17 “Initial Indication” means the first approved indication for the treatment of Non-Muscle Invasive Bladder Cancer.

1.18 “Initiation” or “Initiated” means, with respect to a Clinical Trial of a Licensed Product, the first dosing of the first human subject pursuant to the protocol for such Clinical Trial.

1.19 “Know-How” means all technical information, know-how, and data, including inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, compositions of matter, cells, cell lines, assays, animal models and other physical, biological, or chemical materials, expertise and other technology applicable to, development, manufacture, registration, use, or marketing or to methods of assaying or testing them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, and analytical, safety, nonclinical, and clinical data, regulatory documents, data and filings, instructions, processes, formulae, expertise and information. Know-How excludes Patents.

1.20 “Licensed IP” means the Trigone Patents, the Trigone Know-How and the Technical Information.

1.21 “Licensed Product” means any product containing or comprising the Compound as the sole active ingredients.

1.22 “Licensed Product Invention” means: (a) any invention, whether or not patentable, that (i) is conceived after the Effective Date by or on behalf of either Party or its Affiliates, whether solely by one or more employees or agents of a Party or its Affiliates or other persons acting on such Party’s or its Affiliate’s behalf, or jointly by one or more employees or agents of each Party or its Affiliates or other persons acting on their behalf and (ii) consists of an improvement or modification to the Compound or the Licensed Product or the manufacture, administration or use thereof and (b) all Patents and other intellectual property rights with respect to the foregoing.

1.23 “Marketing Approval” means all Regulatory Approvals necessary to market and sell a Licensed Product in a given jurisdiction.

1.24 “NDA” means a New Drug Application filed in accordance with Section 505(b)(1) or 505(b)(2) of the Act.

1.25 “Net Sales” means, with respect to any Licensed Product, the gross amounts invoiced for sales or other dispositions of such Licensed Product by or on behalf of Licensee or its Affiliates (each, a “Selling Party”) to Third Parties, less the following deductions to the extent actually incurred, allowed, paid or accrued by the Selling Party, as determined in each case in compliance with generally accepted accounting principles in the United States (“GAAP”),

(a)	normal and customary trade, quantity, cash other discounts actually allowed and properly taken directly with respect to sales of such Licensed Product;

(b)	credits or allowances given or made for rejection or return of previously sold Licensed Products or for retroactive price reductions and billing errors;

(c)	rebates and chargeback payments granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers and reimbursers, or to trade customers;

(d)	fees paid to wholesalers, distributors, group purchasing organizations and Third Party payors, in each case with respect to Licensed Products;

(e)	costs of freight, carrier insurance, and other transportation charges directly related to the distribution of such Licensed Product;

(f)	that portion of the annual fee on branded prescription drug manufacturers imposed by the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as amended), or similar sales-based taxes adopted in the future, in each case to the extent reasonably allocable to sales of such Licensed Product;

(g)	taxes, duties, or other governmental charges (including any tax such as a value added or similar tax, other than any taxes based on income) directly levied on or measured by the billing amount for such Licensed Product, as adjusted for rebates and refunds, reimbursements and credits;

(h)	any invoiced amounts that are written off by a Selling Party as uncollectable amounts; and

(i)	any other deductions taken by a Selling Party in calculating net sales in the ordinary course of its business, consistent with GAAP.

In no event shall any particular amount identified above be deducted more than once in calculating Net Sales (i.e., no “double counting” of deductions). Sales of a Licensed Product between Licensee and its Affiliates or Sublicensees for resale will be excluded from the computation of Net Sales, but the subsequent resale of such Licensed Product to a Third Party will be included within the computation of Net Sales.

. In the event of sales or deductions not made at "arms-length", then for the purpose of calculation of Net Sales, Net Sales shall be calculated in accordance with arms-length prices for sale of Licensed Products to an independent Third Party.

1.26 “Patents” means (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings, and patent applications, and (b) any renewals, divisions, continuations (in whole or in part), or requests for continued examination of any of such patents, certificates of invention and patent applications, and any and all patents or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, supplementary protection certificates, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.27 “Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint venture, non-profit organization, pool, syndicate, sole proprietorship, unincorporated organization, university, governmental authority or any other form of entity not specifically listed herein.

1.28 “Phase 3 Clinical Trial” means a human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Licensed Product as a basis for an NDA or would otherwise satisfy requirements of U.S 21 CFR § 312.21(c), or its foreign equivalent. The Licensed Product can be administered to patients as a single agent or in combination with other investigational or marketed agents and a Phase 3 Clinical Trial shall be deemed commenced when Initiated.

1.29 “Regulatory Approval” means any and all approvals (including, where required to sell a Licensed Product, pricing and reimbursement approval), licenses, registrations, permits, notifications, and authorizations (or waivers) of any Regulatory Authority that are necessary for the manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale, or other commercialization of a Licensed Product in any country or jurisdiction.

1.30 “Regulatory Authority” means any governmental authority, including the FDA, that has responsibility for granting any licenses or approvals, including without limitation, any Regulatory Approvals or granting pricing or reimbursement approvals necessary for the marketing and sale of a Licensed Product in any country in the Territory.

1.31 “Regulatory Exclusivity” means, with respect to any country or other jurisdiction in the Territory, any exclusive marketing rights to data exclusivity rights (other than any issued and unexpired Patents) conferred by a Regulatory Authority with respect to a Licensed Product in such country or other jurisdiction which prohibits the commercialization of a Generic Product of such Licensed Product in such country or other jurisdiction (including, but not limited to, new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, qualified infectious disease product exclusivity or any applicable data exclusivity).

1.32 “Retained Territory” means India, Israel and South Africa.

1.33 “Restricted Product” means any drug product for the treatment of Non-Muscle Invasive Bladder Cancer or any other bladder cancers.

1.34 “Royalty Term” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the period that begins on the First Commercial Sale of a given Licensed Product in such country by or on behalf of Relmada any of its Affiliates or any Sublicensees and ends on the later of: (a) expiration of the last-to-expire Valid Claim of any Trigone Patent that Covers the Compound or the Licensed Product in such country, (b) expiration of any applicable Regulatory Exclusivity with respect to the Licensed Product in such country; (c) fifteen (15) years from the date of First Commercial Sale in such country, and (d) the date in which the Licensed Product is no longer Covered by the Trigone Know How. For clarity, if the Licensed Product has received Marketing Approval for more than one indication, then each approved indication will be deemed to be a separate Licensed Product for the purposes of determining the Royalty Term.

1.35 “Sale” means any bona fide, arm’s length transaction for which consideration is received or expected for the sale, use, lease, transfer or other disposition of Licensed Products. A Sale of Licensed Products shall be deemed completed at the time Relmada, its Affiliate or a Sublicensee, as the case may be, contracts for, invoices, ships or receives payment for such Licensed Product from a third party unaffiliated with Relmada, its Affiliates and the applicable Sublicensee, whichever occurs first. If a particular individual item of Licensed Product is sold by more than one of Relmada, its Affiliate, or a Sublicensee, the sale at the highest price (after deducted qualifying costs) shall be the sale considered for purpose of determining Net Sales.

1.36 “Sublicensee” means any Third Party that is granted a right or license (whether or not such agreement is titled a ‘sublicense’) and which includes the right to use the Licensed IP (or any part thereof), to develop or commercialize the Licensed Product either for their own account (i.e., not as a manufacturer, distributor, subcontractor or service provider) or jointly with Relmada whether such sublicense is granted by Relmada or by any sublicensee of any of the rights granted under the License, through multiple tiers (each a “Sublicense”).

1.37 “Sublicensing Proceeds” means any payments (including up-front payments, annual payments, royalties and milestone payments) and other consideration, including non-cash consideration, that Relmada or any of its Affiliates receives in connection with the grant of a Sublicense. If Relmada or any of its Affiliates receives non-cash consideration in consideration for a Sublicense (e.g., equity interests), then the payment to Trigone pursuant to Section 5.5 with respect to such non-cash consideration shall be based on the fair market value of such consideration calculated at the time of the transaction and assuming an arm’s length transaction, except that if the non-cash consideration is a freely transferable security and to the extent permitted by Applicable Laws, Trigone may agree for Relmada to make the payment to Trigone pursuant to Section 5.5 in the same form in which the payment was received by Relmada. If Relmada or any of its Affiliates is involved in a transaction not at arm’s length with a Sublicensee, Sublicensing Proceeds shall be calculated, respectively, based on the fair market value of such consideration or transaction calculated at the time of the transaction and assuming an arm’s length transaction made in the ordinary course of business. For clarity, Sublicensing Proceeds shall not include: (a) any amounts received to reimburse Relmada or its Affiliates’ actual and reasonable costs for research and development; or (b) any payment made by a Sublicensee to Relmada as consideration for the purchase of any debt or equity securities of Relmada or any of its Affiliates that does not exceed the market value of such debt or equity securities.

1.38 “Technical Information” means the data and information related to the Compound that has been or will be used for development and the registration of the Licensed Product in the Territory that is owned by Trigone or in the possession of, developed by or on behalf of, or otherwise controlled by Trigone as of or after the Effective Date and that exists or that otherwise relates, in whole or in part, to the manufacture, development, composition, use, administration or formulation of the Compound and/or Licensed Product, including, without limitation, all clinical data, adverse event data, pharmaceutical development reports, and other medical information.

1.39 “Territory” means worldwide except for the Retained Territory.

1.40 “Third Party” means any person or entity other than Relmada, Trigone or any of their respective Affiliates.

1.41 “Trigone Know-How” means all Know-How that Trigone or any of its Affiliates Control as of the Effective Date or during the Term and that is necessary for the research, development, use, importation, offer for sale, sale, or other commercialization of the Compound or Licensed Product.

1.42 “Trigone Patents” means all Patents that Trigone or any of its Affiliates Controls as of the Effective Date or during the Term that (a) claim or Cover the Compound or the Licensed Product or (b) are necessary or useful for the research, development, manufacture, use, importation, offer for sale, sale, or other commercialization of the Compound or Licensed Product (considering patent applications to be issued with the then-pending claims). The Trigone Patents as of March 17, 2025 are listed on Exhibit A.

1.43 “Trigone Product Patents” means any Trigone Patent that solely and specifically claims the Compound. For clarity, Trigone Product Patents do not include any Patent that claims any invention apart from the Compounds.

1.44 “Valid Claim” means (a) an issued and unexpired claim within the Trigone Patents or (b) for pending patent applications within the Trigone Patents and/or any pending patent applications claiming a Licensed Product Invention, a claim of such pending patent application that was filed and is prosecuted in good faith, , and which has not been abandoned or finally disallowed without the possibility of appeal or refiling such application.

2.	LICENSE

2.1 License Grant. Subject to the terms and conditions of this Agreement, Trigone hereby grants to Relmada, during the Term, (i) an exclusive, royalty-bearing, non-transferable license under the Licensed IP that is specific pertains to the Compounds and Licensed Product, and (ii) a non-exclusive non transferable, royalty bearing license to the Licensed IP that is not specific to the Compounds and the Licensed Product, in each case, with the right to grant sublicenses only to the extent provided in Section 2.2, to make, have made, use, import, have sold, offer to sell, and sell and commercialize Licensed Products in the Field of Use in the Territory (the “License”).

2.2 Sublicenses. Licensee may grant sublicenses, through multiple tiers of Sublicensees, under the License (each, a “Sublicense”) to its Affiliates and Third Parties; provided, however, that Licensee will continue to be responsible and liable vis-à-vis Trigone for the performance of its obligations under this Agreement (including remaining responsible for all payments due to Trigone hereunder) and for all acts and omissions of any Sublicensee with respect to such obligations. Licensee will provide Trigone with copy of any such sublicense agreement within seven (7) business days following execution of such sublicense agreement or any material amendment to such sublicense.

2.3 Licensee shall ensure that any Sublicense shall include material terms that require the Sublicensee to comply with the applicable terms of this Agreement (including, without limitation, indemnification and confidentiality obligations).

2.4 Trigone Reserved Rights. Trigone hereby expressly reserves: (a) the right under the Licensed IP to perform its obligations under this Agreement; and (b) the right to practice, and to grant licenses under, the Licensed IP outside of the scope of the rights granted under the License. If Relmada decides not to commercialize a Licensed Product in any of the jurisdictions which form the Territory, Relmada shall so inform Trigone in writing, and the Parties shall at Trigone’s request engage in good faith discussion to agree on the terms under which Trigone may commercialize the Licensed Products in those countries in Territory.

2.5 Anti-Shelving. In the event that Relmada and its Sublicensees (collectively) fail to expend at least USD 5 million per calendar year commencing on 1st January 2026 and ending with the date on which First Commercial Sale occurs (such amount to be pro rated for any partial calendar year), on research, development and/or commercialization activities with respect to the Licensed Product in the Territory not due to a fact, circumstance or requirement outside of the control of Relmada including a requirement of a Regulatory Authority and fails to resume such activities within forty five (45) days following written notice from Trigone, then Trigone may terminate this Agreement for cause pursuant to Section 6.2.2 below.

3.	EXCLUSIVITY

3.1 Exclusivity Restrictions. During the Royalty Term (on a country-by-country basis), neither Party nor their Affiliates shall: (a) commercialize any Restricted Product other than the Licensed Product, anywhere in the Territory or (b) directly or indirectly assist any other Person in carrying out any of the foregoing activities. Notwithstanding anything to the contrary, in the event of a Relmada Change of Control, the restrictions in Section 3.1 shall not apply to any Restricted Product that, prior to the closing of such Relmada Change of Control, was researched, developed, or commercialized by the acquirer of Relmada or any of its pre-existing Affiliates.

4.	DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF THE LICENSED PRODUCT; Regulatory Matters.

4.1 Licensed Product Development in the Territory. Except as provided in Section 4.1.1 and 4.1.2, Relmada shall be solely responsible, at its cost, for all activities related to the clinical and non-clinical development of the Licensed Product in the Field of Use in the Territory.

4.1.1 Clinical Development Support. Trigone will provide Relmada with reasonable support as requested by Relmada for preparatory activities related to the pre IND meeting with FDA as well as preparation of the IND, including providing all information in Trigone’s or it’s Affiliates possession (i.e. know-how and data) relating to clinical development of the Compound prior to the Effective Date to Relmada and engaging with Relmada and its designated CRO as reasonably requested.

4.1.2 Right of Reference. Trigone (on behalf of itself and its Affiliates) hereby grants to Relmada an irrevocable, permanent, royalty-free, transferable, sublicensable Right of Reference and right to use to all Regulatory Submissions pertaining to the Licensed Products submitted by or on behalf of Trigone or any of its Affiliates in the Territory or Retained Territory, solely for the purpose of seeking, obtaining, and maintaining Regulatory Approval of Licensed Products in the Territory. Relmada (on behalf of itself and its Affiliates) hereby grants to Trigone an irrevocable, permanent, royalty-free, transferable, sublicensable Right of Reference and right to use to all Regulatory Submissions pertaining to the Licensed Products submitted by or on behalf of Relmada or any of its Affiliates in the Territory, solely for the purpose of seeking, obtaining, and maintaining Regulatory Approval of Licensed Products in the Retained Territory.

4.2 Licensed Product Development in the Retained Territory. Trigone shall be solely responsible, at its cost, for all activities related to the clinical and non-clinical development of the Licensed Product in the Field of Use in the Retained Territory; provided that the Trigone shall not undertake any activities or take such actions that would reasonably be expected to materially adversely affect the Development or Commercialization of Licensed Products outside the Retained Territory. Relmada will provide Trigone with all information in Relmada’s or its Affiliates possession relating to clinical development of the Compound to support the clinical and non-clinical development under this Section 4.2, including without limitation, all Foreground Data and Inventions.

4.3 Licensed Product Manufacturing. Relmada shall be solely responsible, at its cost, for all activities related to the manufacturing of the Licensed Product for the Field of Use in the Territory, including, without limitation, manufacturing technology transfer, validation and scale-up costs, and the costs of manufacturing clinical and commercial supplies of the Licensed Product.

4.3.1 Tech Transfer Support. Trigone will provide Relmada with all information in the possession of Trigone and provide reasonable technical assistance and expertise, at Relmada’s expense, to assist Relmada to prepare for the technical transfer of manufacturing of the Licensed Product as reasonably required to eventually enable the CMO to scale-up and manufacture the Licensed Product using the Licensed IP.

4.4 Licensed Product Regulatory Matters in the Territory. Relmada shall be solely responsible, at its cost, for all regulatory matters relating to the Licensed Product in the Territory, including preparation, submission and maintenance of the NDA and any other Regulatory Approvals and Regulatory Approval applications related to the Licensed Product and shall own all Regulatory Approvals and Regulatory Approval applications. Promptly after the Effective Date, Trigone will transfer to Relmada (a) the United States IND related to the Licensed Product and any foreign regulatory equivalent filings held or controlled by Trigone or any of its Affiliates for the Territory (if any), (b) all pre-clinical and clinical data relating to the Licensed Products, (c) any drug master files submitted to the FDA, EMA or other Regulatory Authority (if any), (d) all regulatory correspondence relating to the foregoing, (e) all CMC data relating to the Licensed Products, and (f) all commercial and market access data relating to the Licensed Products, in each case to the extent in the control of Trigone or its Affiliates (g) any inventories of the Compound or other supplies, equipment and other tangible assets used in the development of the Compound and (h) all other materials, in possession or Control of Trigone or any of its Affiliates reasonably requested by Relmada.

4.5 Ownership of Data etc. Relmada shall retain sole and exclusive ownership of any and all results, data, know-how or inventions (including Licensed Product Inventions) generated by Relmada and its agents and Affiliates carrying out the Licensed Product development contemplated work hereunder (“Foreground Data and Inventions”), subject to any rights granted to Trigone under this Agreement.

4.6 Licensed Product Regulatory Matters in the Retained Territory. Trigone shall prepare, submit, and own all Regulatory Submissions for Licensed Products in the Retained Territory at Trigone’s sole cost and expense and shall own all Regulatory Approvals resulting or derived therefrom. Trigone shall lead all interactions with Regulatory Authorities with respect to Licensed Products in the Retained Territory.

4.7 Adverse Events. Prior to commencement of any Clinical Studies related to a Licensed Product by or on behalf of Relmada, the Parties shall enter into a pharmacovigilance agreement, which upon such execution shall be attached as an exhibit hereto and hereby incorporated into this Agreement by reference (the “Pharmacovigilance Agreement”) to report to the appropriate Regulatory Authorities of Adverse Events and the Parties’ responsibilities to protect patients and promote their well-being in connection with the use of the Licensed Products. The Parties shall comply with the provisions of the Pharmacovigilance Agreement.

4.8 Notice of Regulatory Action. If any Third Party, including a Regulatory Authority, takes or gives notice of its intent to take any regulatory action with respect to any activity of a Party pursuant to this Agreement, which regulatory action could reasonably be expected to materially adversely affect any Development, Manufacture, or Commercialization activities with respect to Licensed Products in the Field of Use in the Territory, then such Party shall promptly notify the other Party of such notice or action, and the Parties shall discuss an appropriate response in good faith.

4.9 Diligence; Reporting.

4.9.1 Relmada, directly or through one or more of its Affiliates or Sublicensees, shall use Commercially Reasonable Efforts to: (a) develop, obtain Regulatory Approval for, and make commercially available the Licensed Product for the Initial Indication for commercial sales and distribution in a timely manner and (b) create and fulfill market demand for the Licensed Product for such indications. For the avoidance of doubt, nothing in this Agreement shall be construed to require Relmada to develop or commercialize the Licensed Product in every country within the Territory, and the decision not to develop or commercialize the Licensed Product in a particular country shall not, in and of itself, constitute a failure to meet the obligations under this Agreement or be grounds for termination under this Agreement.

4.9.3 Reports. Commencing on January 1, 2027 through the date of First Commercial Sale of the Licensed Product, Licensee shall submit to Trigone semi-annual reports which describe the progress of the development and commercialization program and the status of the development of Licensed Product conducted by Licensee, its Affiliates and Sublicensees, for so long as Licensee is carrying on development and regulatory efforts for the preceding calendar year. Such reports will be made available to Trigone within ninety (90) calendar days following the end of the relevant calendar year. The reports shall include detailed descriptions of the progress and results, if any, of: the tests and trials conducted and all other actions taken by Relmada pursuant to the diligence activities, and a summary of the development results during the applicable period prior to the report (b) manufacturing, sublicensing, marketing and sales during the six (6) months period prior to the report; and (c) the projected – or actual – completion date of the development of a Licensed Product and the marketing thereof; as well as a description of any corporate transaction involving the Licensed Products.

4.10 Compliance with Applicable Laws. Each Party agrees that it will comply and Relmada will make reasonable efforts to ensure that any Affiliates and Sublicensees will comply, with all Applicable Laws in exercising its rights and performing its obligations under this Agreement.

4.11 Patent Marking. Where required by Applicable Law, Relmada will (and will ensure that any Affiliates and Sublicensees will) mark all Licensed Products made, used or sold under this Agreement, or their containers, in accordance with applicable Patent marking laws.

4.12 Access to Certain Trigone Employees. Subject to the prior receipt of written approval of Trigone’s CEO on an employee-by-employee basis, during the period from the Effective Date through December 31, 2027, Relmada may interview certain Trigone employees who are knowledgeable about the Licensed Product for potential hiring by Relmada, on such terms as may be agreed to by Relmada and such employees. No other employees of Trigone may be solicited by Relmada.

5.	FINANCIAL TERMS

5.1 Upfront Fees.

5.1.1 Relmada will pay Trigone a non-refundable, non-creditable, initial license fee of Three Million Five Hundred Thousand U.S. Dollars (USD $3,500,000) within five (5) Business Days after the Effective Date.

5.1.2 In further consideration for the rights and licenses granted to Relmada hereunder, as soon as practicable following the Effective Date and in no event later than thirty (30) business days thereafter, Relmada shall issue such number of shares of restricted common stock, $.001 par value, equal to 10% of the number of outstanding shares of Relmada common stock (the “Restricted Relmada Common Stock”). The Restricted Relmada Common Stock will not be registered, and shall have no rights to registration, pursuant to the terms of the Securities Act of 1933, as amended, shall not be transferrable for a period of twelve (12) months and shall bear the restrictive legends in the form attached hereto as Exhibit B. The Restricted Relmada Common Stock shall be issued to Trigone pursuant to the terms of Subscription Agreements in Relmada’s customary form in the form annexed hereto as Exhibit C. Certain additional rights and obligations with respect to the Restricted Relmada Common Stock will be set forth in a Lock Up and Voting Agreement in the form attached hereto as Exhibit D.

5.2 Development/Regulatory Milestone Payments. Relmada will pay Trigone the following non- refundable, non-creditable payments set forth in the table below within ninety (90) days after receipt of an invoice to be issued after Relmada’s notification to Trigone of the first achievement of each milestone event set forth in such table (each, a “Regulatory Milestone Event”), whether such Regulatory Milestone Event is achieved by or on behalf of Relmada or any of its Affiliates or any Sublicensee:

Development & Regulatory Milestone Event	Development & Regulatory Milestone Payment
[REDACTED]	[REDACTED]

For clarity, each Development & Regulatory Milestone Payment shall be paid no more than once, regardless of the number of times the applicable Development & Regulatory Milestone Event is achieved. The maximum aggregate amount of Development & Regulatory Milestone Payments potentially payable by Licensee under this Agreement is USD $105,000,000.

5.3 Commercial Milestone Payments. Relmada will pay Trigone the non-refundable, non-creditable payments set forth in the table below within ninety (90) days after receipt of an invoice to be issued after the end of the calendar quarter during which each milestone event set forth in such table (each, a “Sales Milestone Event”) is first achieved:

Commercial Milestone Event	Commercial Milestone Payment
[REDACTED]	[REDACTED]

For clarity, all sales milestones set forth in the above table are based on aggregate Annual Net Sales in the Territory by Relmada, its Affiliates and any Sublicensees for a given year. Such milestone payments are only paid once, and the maximum aggregate amount of payments potentially payable by Relmada under this Section 5.3 is USD $95,000,000. Relmada will notify Trigone in writing within thirty (30) days after achieving any of the milestone events set forth in the above table.

5.4 Royalties.

5.4.1 Royalties. Relmada shall make quarterly, non-refundable, non-creditable royalty payments to Trigone equal to 3% on Net Sales of all Licensed Products sold in the Territory during the Royalty Term.

5.5 Sublicensing Proceeds. Within sixty (60) days following receipt of any Sublicensing Proceeds by Relmada or any of its Affiliates, Relmada shall pay Trigone the following percentage of such Sublicensing Proceeds: (a) twenty per cent (20%) and (b) [REDACTED] in lieu of the consideration due Trigone under the Agreement provided that in no case shall the sublicense payments to be paid to Trigone in connection with Net Sales generated by such Sublicense and/or Development and Regulatory Milestone or Commercial Milestone by less than such to be paid to Trigone hereunder (“Sublicensing Proceeds Payments”). Examples of the calculation of Sublicensing Proceeds Payments are set forth on Exhibit E hereto.

5.6 Revenue Statements; Payment of Royalties. Within forty five (45) days after the end of each calendar quarter commencing on the date upon which Royalty Payments and/or Sublicensing Proceeds first become due and for as long as such payment are due, , Relmada will (i) deliver to Trigone a complete and accurate report certified by Relmada’s Chief Financial Officer, giving such particulars of the business conducted during the preceding quarter under this Agreement as are pertinent to an accounting of Royalty Payments and Sublicensing Proceeds Payments that may be due to Trigone under this Agreement (the “Revenue Statement”) and (ii) pay Trigone the applicable Royalty Payment for such calendar quarter. Each Revenue Statement will include the following information, broken down by country and Licensed Product:

(a)	Gross sales for the Licensed Products by each of Relmada, its Affiliates and any Sublicensees for such calendar quarter, and number of Licensed Products involved in the sales;

(b)	the amount of Net Sales of each Licensed Product in each country in the Territory during the applicable quarter;

(c)	a breakdown of Royalty Payments due based on such Net Sales (including detail regarding Annual Net Sales in the Territory and any Sublicense Net Sales);

(d)	a copy of each report from each Sublicensee as may be pertinent to an accounting of Royalty Payments that are due to Trigone; and

(e)	any Sublicensing Proceeds received during such calendar quarter, broken down by source.

5.7 Records and Audits. Relmada and its Affiliates will maintain (and will cause each Sublicensee to maintain) complete and accurate books and records, in accordance with generally accepted accounting principles consistently applied, that enable the Royalty Payments, Sublicensing Proceeds Payments and other amounts payable and/or reports issued to Trigone under this Agreement to be verified. Such books and records for a given calendar quarter shall be maintained for five (5) years after the submission of the Revenue Statement to Trigone for such calendar quarter. Upon reasonable prior notice to Relmada (or any Sublicensee), Trigone and its accountants shall have reasonable access to all necessary books and records relating to the Revenue Statements and the payments due under this Agreement, sufficient to conduct a review and audit thereof. Such access shall be available not more than once each calendar year, during normal business hours, during the Term and for each of the five (5) years after the applicable term. [REDACTED]

5.8 Form of Payment; Currency Conversions. All payments under this Agreement will be paid in United States dollars by wire transfer or electronic funds transfer to such bank account as Trigone may from time-to-time designate by notice to Relmada. For the purposes of determining Royalty Payments and other amounts payable to Trigone hereunder, Net Sales shall first be determined in the currency in which such Net Sales are earned and then converted to its equivalent in United States currency. Relmada shall convert any amount expressed in a foreign currency into United States dollars equivalents using its, its Affiliate’s or Sublicensee’s standard conversion methodology consistent with generally applicable accounting principles in the U.S.

5.9 Late Payments. In the event that any payment due under this Agreement is not paid when due in accordance with the applicable provisions of this Agreement, the payment shall accrue interest from thirty (30) day past the date due at a rate per annum equal the “prime rate”, as reported by The Wall Street Journal, plus one percent (1%), provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit Trigone from exercising any other rights it may have as a consequence of the lateness of any payment.

5.10 Taxes. Relmada will be responsible for all sales, use, value-added and other taxes, customs duties and other governmental charges with respect to the transactions contemplated by this Agreement, other than any income taxes of Trigone. The amounts payable by Relmada to Trigone pursuant to this Agreement will not be reduced on account of any taxes unless required by Applicable Laws. Any taxes, duties, or other levies which Relmada is required by Applicable Laws to withhold on remittance of any payment(s) due under this Agreement will be deducted from such payment(s) to Trigone and timely paid to the appropriate taxing authority. Relmada will secure and send to Trigone proof of any such taxes, duties or other levies withheld and paid by Relmada for the benefit of Trigone, and cooperate, at Trigone’s expense, with any reasonable request to help ensure that amounts withheld or paid are reduced or recovered to the extent permitted by the relevant jurisdiction. Except for said permitted withholding, all payments made under this Agreement shall be made without setoff or other withholding.

6.	TERM AND TERMINATION

6.1 Term. The term of this Agreement will commence on the Effective Date and will remain in effect on a country-by-country and Licensed Product-by-Licensed Product basis, as long as Relmada is required to make payments under Section 5 above (the “Term”). Upon expiry of this Agreement on a country-by-country basis and Licensed Product-by-Licensed Product basis according to the foregoing sentence, Relmada shall retain an irrevocable, fully paid-up and royalty-free right to use the Licensed IP in the Field of Use in the applicable country for the applicable Licensed Product.

6.2 Termination.

6.2.1 Termination for Convenience. Relmada shall have the right to terminate this Agreement for convenience in its entirety upon providing thirty (30) days written notice to Trigone at any time after the Effective Date.

6.2.2 Termination for Cause. Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach to the reasonable satisfaction of the non-breaching Party within sixty (60) days after receipt from the non-breaching Party of written notice specifying the breach and requesting its cure (the “Breach Notice”); provided, that if any breach (other than a payment-related breach) is curable, but not reasonably curable within sixty (60) days and if the breaching Party is making a bona fide effort to cure such breach, the non-breaching Party’s right to terminate this Agreement on account of such breach will be suspended until the earlier of (a) one hundred eighty (180) days from the breaching Party’s receipt of the Breach Notice and (b) such time as when the breaching Party is no longer continuing to make such bona fide effort to cure such breach; and if such breach is successfully cured, the non-breaching Party will no longer have the right to terminate this Agreement on account of such breach. If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party, and such alleged breaching Party provides the other Party notice of such dispute within ninety (90) days after receipt of the Breach Notice, then the other Party shall not have the right to terminate this Agreement under this Section 6.2.2 unless and until a court of competent jurisdiction, in accordance with Section 12.5, has determined that the alleged breaching Party has materially breached the Agreement and, if the breach is then curable, such Party fails to cure such breach within the applicable cure period set forth above following such decision.

6.2.3 Either Party may terminate this Agreement immediately upon written notice to the other Party: (a) if the other Party ceases to do business, or otherwise terminates its business operations or (b) if the other Party becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other Party and not dismissed within ninety (90) days. Each Party undertakes to notify the other within seven (7) days if it becomes subject to any of the abovementioned events.

6.3 Effect of Termination.

6.3.1 Termination of License. In the event of the termination of this Agreement in its entirety, the License (and, except as provided below, any sublicenses granted under the License will immediately terminate, and Relmada, its Affiliates and any Sublicensees (i) will have no rights under this Agreement or otherwise with respect to the License or any Licensed IP and all rights therein shall revert to Trigone, (ii) will immediately cease all development, manufacture, marketing, sale and commercialization of all Licensed Products. Relmada shall inform each of its Sublicensees, in writing, of the termination of the License whereupon the Sublicensees will have thirty (30) days from the date of termination to provide Trigone with written notice of an election to convert the Sublicense into a direct license with Trigone, provided that such an election may only be made if the Sublicensee is not, at the time of such election in breach of any of its obligations under such sublicense and Relmada confirms to Trigone in writing that it has no objection to such grant. In order to effect this provision, at the request of the Sublicensee, Trigone shall enter into a direct license with the Sublicensee on substantially the same terms as the sublicense to the extent such terms relate to the Licensed IP; provided that (1) the financial terms of such direct license will be the same terms as set forth in this Agreement with respect to the Licensed IP, (2) the applicable Sublicensee shall pay all amounts that, but for the termination of this Agreement, would have become payable by Relmada or such Sublicensee to Trigone pursuant to this Agreement, (3) Trigone will not be required to undertake obligations in addition to those required by this Agreement and (4) Trigone’ rights under such direct license will be consistent with its rights under this Agreement, taking into account the scope of the license granted under such direct license. In the event that Trigone enters into a direct license with a Sublicensee pursuant to this Section 6.3.1, Section 6.3.3 shall not apply in relation to the territory covered by such direct license.

6.3.2 Return of Confidential Information. In the event of any expiration or termination of this Agreement, each Party shall promptly return to the other Party, or delete or destroy (in each case, as directed by the other Party), all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that (a) a Party may keep one copy of such materials for legal archival purposes subject to continuing confidentiality obligations and (b) in the event of any expiration of this Agreement, Relmada may retain any Confidential Information that reflects Licensed IP that is licensed to Relmada pursuant to Section 6.1.

6.3.3 Transfer to Trigone. Subject to Section 6.3.1, in the event of any termination of this Agreement (other than any termination of this Agreement by Relmada pursuant to Section 6.2.2 or Section 6.2.3), then Relmada shall, without further consideration, (i) assign to Trigone all rights, title, and interest to (i) any INDs, Regulatory Approvals and applications for Regulatory Approvals held by Relmada, its Affiliates related to the Licensed Product; (ii) transfer the titles, ownership, and provide Trigone with a copy of all data, including clinical data, technical information, Intellectual Property rights, any regulatory documents and approvals, and any other data generated, owned, or controlled by Relmada relating to the Licensed Product, including without limitation, any Foreground Data and Inventions; and (iii) to the extent requested by Trigone and permitted under such contracts, assign to Trigone any contracts to the extent solely related to the development, manufacture or commercialization of any Licensed Product, Relmada shall make good faith efforts to ensure that any such contract shall be assignable under to Trigone upon the circumstances contemplated herein. Relmada shall fully cooperate with Trigone to effect such transfer and assignment and shall execute any document and perform any acts required to do so at Trigone’s expense.

6.4 Survival. The following provisions shall survive any expiration or termination of this Agreement: Section 5 (“Financial Terms”), Section 6.3 (“Effect of Termination”), this Section 6.4 (“Survival”), Section 7.1 (“Ownership of Intellectual Property”), Section 8 (“Confidentiality”), Section 9 (“Representations, Warranties and Covenants; Disclaimer”), Section 10 (“Indemnification”), Section 11 (“Liability”) and Section 12 (“Miscellaneous Provisions”).

7.	INTELLECTUAL PROPERTY

7.1 Ownership of Intellectual Property. Each Party shall retain ownership of all Patents and other intellectual property rights with respect to any invention, work of authorship, know-how and other items that such Party owned prior to the Effective Date, or develops or acquires after the Effective Date outside of the scope of the licensed rights granted under this Agreement.

7.2 Patent Prosecution and Maintenance.

7.2.1 Trigone Patents. Trigone shall have the first right, but not the obligation, to control the preparation, filing, prosecution, and maintenance (including any interferences, reissue proceedings, reexaminations, patent term extensions, applications for supplementary protection certificates, oppositions, invalidation proceedings and defense of validity or enforceability challenges) (“Prosecution and Maintenance”) of all Trigone Patents in the Territory, at Relmada’s sole cost and expense and by counsel of Trigone’s own choice which counsel shall be reasonably acceptable to Relmada. Trigone shall keep Relmada reasonably informed with respect to the Prosecution and Maintenance of any Trigone Patents and shall seek input from Relmada and reasonably consider such input in good faith with respect to any material Prosecution and Maintenance decisions or actions.

7.2.2 Relmada’s Secondary Prosecution and Maintenance Rights for Trigone Patents. In the event that Trigone desires to abandon or cease Prosecution and Maintenance of any Trigone Patent, or declines to file an application for a Trigone Patent, Trigone shall provide reasonable prior written notice to Relmada of the foregoing (which notice shall, to the extent possible, be given at least sixty (60) days prior to the next deadline for any action that must be taken with respect to any such Trigone Product Patent in the relevant patent office). In such case, upon Relmada’s written election provided no later than thirty (30) days after such notice from Trigone, Relmada shall have the right to assume Prosecution and Maintenance of such Trigone Patent in Trigone’ name, at Relmada’s expense. If Relmada does not provide such election within thirty (30) days after such notice from Relmada, Trigone may, in its sole discretion, continue Prosecution and Maintenance of such Trigone Patent, or discontinue Prosecution and Maintenance of such Trigone Patent.

7.3 Patent Enforcement.

7.3.1 Notice. Each Party shall notify the other within fifteen (15) days of becoming aware of any infringement of any Trigone Patent in the Territory by a Third-Party product that is or would be a competitor to a Licensed Product (collectively, “Product Infringement”).

7.3.2 Enforcement Right.

(a)	Trigone Patents (Other than Trigone Product Patent Infringement). Trigone shall have the first right (but not the obligation) to bring and control any legal action in connection with any Product Infringement (other than any Trigone Product Patent Infringement) of any Trigone Patent at its own expense as it determines appropriate. During any such claim, suit, or proceeding, Trigone shall (A) keep Relmada reasonably informed of all material developments in connection with such claim, suit or proceeding; (B) reasonably consider Relmada’s comments; and (C) not settle any such claim, suit or proceeding except in a manner that is consistent with this Agreement, including Section 7.3.3 and does not result in an admission of liability on the part of Relmada or any of its Affiliates. If Trigone: (a) elects to not bring such legal action with respect to such Product Infringement (the decision of which Trigone shall inform Relmada promptly) or (b) otherwise fails to bring such legal action within one hundred eighty (180) days after first becoming aware of such Product Infringement, Relmada shall have the right to bring and control any legal action in connection with such Product Infringement at its own expense as it reasonably determines appropriate.

(b)	Trigone Product Patents. Relmada shall have the first right (but not the obligation) to bring and control any legal action in connection with a Product Infringement that does not relate to any Trigone Patent other than the Trigone Product Patents (a “Trigone Product Patent Infringement”) at its own expense as it determines appropriate. During any such claim, suit, or proceeding, Relmada shall (A) keep Trigone reasonably informed of all material developments in connection with such claim, suit or proceeding; (B) reasonably consider Trigone’ comments; (C) not settle any such claim, suit or proceeding except in a manner that is consistent with this Agreement, including Section 7.3.3 and does not result in an admission of liability on the part of Trigone or any of its Affiliates; and (D) not take any action that could reasonably be expected to affect the validity or enforceability of any Patent controlled by Trigone or any of its Affiliates. If Relmada: (a) elects to not bring such legal action against a Trigone Product Patent Infringement (the decision of which Relmada shall inform Trigone promptly) or (b) otherwise fails to bring such legal action against a Trigone Product Patent Infringement within one hundred eighty (180) days after first becoming aware of such Trigone Product Patent Infringement, then Trigone shall have the right to bring and control any legal action in connection with such Trigone Product Patent Infringement at its own expense as it reasonably determines appropriate.

7.3.3 Collaboration. Each Party shall provide to the enforcing Party with respect to a Product Infringement reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including to be named in such action if required by Applicable Laws to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts and shall reasonably consider the other Party’s comments on any such efforts, including determination of litigation strategy and filing of material papers to the competent court. The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the enforcing Party.

7.3.4 Expense and Recovery. The enforcing Party with respect to a Product Infringement pursuant to Section 7.3.2(a) or 7.3.2(b) shall be solely responsible for any expenses incurred by such Party as a result of such enforcement action. If such Party recovers monetary damages in an enforcement action pursuant to Section 7.3.2(a) or 7.3.2(b), such recovery shall be allocated first to the reimbursement of any expenses incurred by the enforcing Party in such enforcement action, second to the reimbursement of any expenses incurred by the other Party in such enforcement action and any remaining amounts shall be retained as follows: (a) if Relmada is the enforcing Party, then Relmada shall retain such amounts, provided that such amount shall be deemed Sublicensing Proceeds in the calendar year in which the money is actually received and Relmada shall pay the corresponding Sublicensing Proceeds Payment to Trigone in accordance with Section 5.4 and (b) if Trigone is the enforcing Party, then Trigone shall retain eighty percent (80%) of such remaining amount and shall pay twenty percent (20%) to Relmada.

7.3.5 Other Infringements. Except as expressly provided above, each Party shall have the exclusive right to enforce its own Patent against any infringement anywhere in the world.

8.	CONFIDENTIALITY

8.1 Restrictions on Use and Disclosure. During the Term and for a period of ten (10) years thereafter (and continuing after such ten (10) year period with respect to any Confidential Information that the Disclosing Party maintains as a trade secret), each Party shall maintain the Disclosing Party’s Confidential Information in strict secrecy and confidence, and shall not disclose any of the Disclosing Party’s Confidential Information to a Third Party, nor use such Confidential Information for any purpose other than in connection with this Agreement, without the express written consent of the Disclosing Party. Each Receiving Party agrees to use the same degree of care to prevent any unauthorized access, disclosure or publication of the Confidential Information of the Disclosing Party as the Receiving Party uses to protect its own Confidential Information of like nature but in no event less than a reasonable degree of care. Such care shall include appropriate technical, physical and procedural controls to protect such information against destruction, loss, unauthorized disclosure to third parties or unauthorized access by employees or agents of Receiving Party or third parties, whether by accident or otherwise.

8.2 Permitted Disclosures. The Receiving Party shall only disclose the Confidential Information of the Disclosing Party to those directors, officers, employees, consultants, potential investment bankers, investors, or acquirers or contractors (and, in the case where Relmada is the Receiving Party, Sublicensees) of the Receiving Party or its Affiliates who have a specific need to use such Confidential Information in connection with this Agreement. All Affiliates, employees or contractors (including, for clarity, any contract manufacturers and, where applicable, Sublicensees) to whom the Receiving Party shall disclose any Confidential Information shall be subject to legally binding obligations that are at least as restrictive and protective of the Confidential Information as the terms of this Section 8, and the Receiving Party will be responsible to the Disclosing Party for any failure by any such Affiliate, employee or contractor (including, for clarity, any contract manufacturer and, where applicable, Sublicensee) to comply with such obligations.

8.3 Not Confidential Information. Notwithstanding anything to the contrary in this Agreement, Confidential Information does not include, and Receiving Party has no obligation under this Section 8 with respect to, any information that:

(i)	is lawfully and properly known by the Receiving Party at the time of its receipt, and not through a prior disclosure by the Disclosing Party, such prior knowledge being evidenced by written documentation of the same;

(ii)	is at the time of disclosure or thereafter becomes published or otherwise part of the public domain without breach of this Agreement by the Receiving Party;

(iii)	is subsequently disclosed to the Receiving Party by a Third Party who is not under an obligation to the Disclosing Party to maintain the confidentiality of the information; or

(iv)	is developed by the Receiving Party independent of any Confidential Information of the other Party, such independent development being evidenced by written documentation of the same.

8.4 Partial Disclosures; Combinations. Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of a Receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of such Party. Further, any combination of individual elements of Confidential Information shall be considered Confidential Information and shall not be considered in the public domain or in the possession of a Receiving Party merely because one or more individual elements of such combination are in the public domain or in the possession of such Party; rather such combination shall only be considered in the public domain or in the possession of a Receiving Party if the combination of each of the individual elements of the combination is in the public domain or in the possession of the Receiving Party.

8.5 Disclosure Required by Court Order. In the event that the Receiving Party or any of its employees, agents or representatives is required by order of a court or other dispute resolution authority to disclose any of the Confidential Information, the Receiving Party shall promptly inform the Disclosing Party of such requirement in writing so that the Disclosing Party may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Agreement. The Receiving Party shall fully cooperate with Disclosing Party in connection with the Disclosing Party’s efforts to obtain any such order or other remedy. In the event that no such protective order or other remedy is obtained, or the Disclosing Party waives compliance with the terms of this Agreement, then, notwithstanding Section 8.1, the Receiving Party may: (i) furnish only that portion of the Confidential Information which the Receiving Party is advised by counsel is legally required; and (ii) exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information so disclosed.

8.6 Other Permitted Disclosures. Notwithstanding Section 8.1, a Receiving Party may disclose Confidential Information of the other Party as required by any Applicable Laws or exchange rules to the limited extent such Receiving Party’s counsel advises that disclosure is required for compliance therewith.

9.	REPRESENTATIONS, WARRANTIES AND COVENANTS; DISCLAIMER

9.1 Mutual Representations and Warranties. Each Party makes the following representations and warranties to the other Party as of the Effective Date:

9.1.1 Organization. Such Party (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction where such corporation was incorporated, and (ii) has all necessary corporate power and authority to own its properties and to conduct its business, as currently conducted.

9.1.2 Authorization. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby are within the company power of such Party, have been duly authorized by all necessary company proceedings of such Party, and this Agreement has been duly executed and delivered by such Party.

9.1.3 No Conflict. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not: (i) conflict with or result in a breach of any provision of such Party’s organizational documents; (ii) result in a material breach of any material agreement to which such Party is bound; (iii) result in a violation of any order to which such Party is subject; (iv) require such Party to obtain any material approval or consent from any governmental authority or other Third Party other than those consents and approvals which have been obtained prior to the date hereof; or (v) violate any Applicable Laws applicable to such Party in any material respect.

9.1.4 Enforceability. This Agreement constitutes the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to bankruptcy, reorganization, insolvency and other similar laws affecting the enforcement of creditors’ rights in general and to general principles of equity (regardless of whether considered in a proceeding in equity or an action at law).

9.1.5 No Debarment. Such Party has not, and its personnel involved in any manner with activities under this Agreement have not been debarred pursuant to the Act or excluded from any health care program sponsored by the United States Federal Government, including Medicare or Medicaid, and it will notify the other Party immediately if it or any such personnel is debarred under the Act or excluded under any such health care program.

9.2 Additional Trigone Representations and Warranties. Trigone represents and warrants to Relmada that, as of the Effective Date:

9.2.1 Trigone Controls the Licensed IP and has and will, over the Term, maintain the right to grant all rights and licenses it purports to grant to Relmada with respect to the Licensed IP under this Agreement. The Licensed IP consists of all intellectual property Controlled by Trigone or any of its Affiliates that is reasonably necessary or useful for the development, manufacturing and commercialization of the Licensed Products and neither Trigone nor any of its Affiliates Control any Patents, technology, data, information, or material, including, but not be limited to, inventions, discoveries, trade secrets, processes, methods, techniques, compositions, formulas or improvement and know-how, whether patentable or not, other than the Trigone Patents, that are necessary or reasonably useful for or directed to the development, manufacture or commercialization of the Compound or Licensed Product.

9.2.2 There are no claims or assertions in writing received by Trigone or any of its Affiliates, or to Trigone’s knowledge, alleged or threatened: (a) alleging that any of the Trigone Patents are invalid or unenforceable or (b) regarding the inventorship of any of the Trigone Patents alleging that additional or alternative inventors should be listed.

9.2.3 There are no claims or assertions in writing received by Trigone or any of its Affiliates or to Trigone’s knowledge, alleged or threatened, alleging that the Licensed Product infringes or misappropriates, or would infringe or misappropriate, any Patent or other intellectual property right of any Third Party.

9.2.4 There are no pending or, to Trigone’s knowledge, alleged or threatened, inter partes reviews, post-grant reviews, interferences, re-examinations, or oppositions involving the Trigone Patents that are in or before any patent authority (or other governmental authority performing similar functions).

9.2.5 Neither Trigone nor any of its Affiliates has granted any lien or security interest on any Licensed IP that would conflict with or limit any of the rights granted to Relmada pursuant to this Agreement.

9.2.6 To Trigone’s knowledge, Trigone and its Affiliate have complied with all Applicable Laws in the development of the Compound and Licensed Product prior to the Effective Date.

Disclaimer. EXCEPT AS SET FORTH IN THIS SECTION 9 NEITHER PARTY MAKES, AND EACH HEREBY EXPRESSLY DISCLAIMS, ANY AND ALL REPRESENTATIONS AND WARRANTIES OF ANY KIND ARISING FROM OR RELATING TO THIS AGREEMENT OR SUCH PARTY’S PERFORMANCE HEREUNDER, THE LICENSED IP, OR ANY LICENSED PRODUCT, EITHER EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND ANY REPRESENTATIONS OR WARRANTIES ARISING FROM A COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

10.	INDEMNIFICATION

10.1 Indemnification by Relmada. Subject to and except to the extent of any indemnification from Trigone pursuant to Section 10.2 below, Relmada shall indemnify, defend and hold Trigone and its Affiliates and each of their respective directors, officers, employees and agents (“Trigone Indemnitees”) harmless from and against all losses, damages, liabilities, settlements, penalties, fines, costs and expenses (including reasonable attorneys’ fees and expenses), (collectively, the “Liabilities”) to the extent such Liabilities arise out of or result from any claim, lawsuit or other action or threat by a Third Party arising out of (a) the development, manufacture, promotion, sale, disposition or other commercialization or use of, or exposure to, any Licensed Product in the Territory, or the import, or sale of any Licensed Product in the Territory, in any form, including, but not limited to, any and all product liability or other claims related to the use of any Licensed Product in the Territory, in each case after the Effective Date, (b) any breach of this Agreement by Relmada (including any breach of any representation or warranty made by Relmada in this Agreement) or (c) Relmada’s grossly negligent acts or omissions or willful misconduct in the performance of its obligations under this Agreement; in each case, except to the extent that any of the foregoing arises out of or results from any Trigone Indemnitee’s negligence, willful misconduct or breach of this Agreement.

10.2 Indemnification by Trigone. Trigone shall indemnify, defend and hold Relmada, and its Affiliates, directors, officers, employees and agents (“Relmada Indemnitees”) harmless from and against all Liabilities to the extent such Liabilities arise out of or result from any claim, lawsuit or other action or threat by a Third Party arising out of (a) any breach of this Agreement by Trigone (including any breach of any representation or warranty made by Trigone in this Agreement), (b) Trigone’ grossly negligent acts or omissions or willful misconduct in the performance of its obligations under this Agreement, or (c) the development, manufacture, promotion, sale, disposition or other commercialization or use of, or exposure to, any Licensed Product, or the import, or sale of any Licensed Product, in any form, including, but not limited to, any and all product liability or other claims related to the use of any Licensed Product, in each case prior to the Effective Date or outside the Territory; in each case, except to the extent that any of the foregoing arises out of or results from any Relmada Indemnitee’s negligence, willful misconduct or breach of this Agreement.

10.3 Indemnification Procedures.

10.3.1 Identification of Indemnitor and Indemnitee. An “Indemnitor” means the indemnifying Party. An “Indemnitee” means the indemnified Party, its Affiliates, and their respective directors, officers, employees and agents.

10.3.2 Indemnification Procedures. An Indemnitee which intends to claim indemnification under Section 10.1 or Section 10.2 hereof shall promptly notify the Indemnitor in writing of any claim, lawsuit or other action in respect of which the Indemnitee, its Affiliates, or any of their respective directors, officers, employees and agents intend to claim such indemnification; provided, that failure to provide such notice within a reasonable period of time shall not relieve the Indemnitor of any of its obligations hereunder except to the extent the Indemnitee is prejudiced by such failure. The Indemnitee shall permit, and shall cause its Affiliates and their respective directors, officers, employees and agents to permit, the Indemnitor, at its discretion, to settle any such claim, lawsuit or other action and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that in order for the Indemnitor to exercise such rights, such settlement shall not adversely affect the Indemnitee’s rights under this Agreement or impose any obligations on the Indemnitee in addition to those set forth herein, including an admittance of fault. No such claim, lawsuit or other action shall be settled without the prior written consent of the Indemnitor and the Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed, and the Indemnitor shall not be responsible for any legal fees or other costs incurred other than as provided herein. The Indemnitee, its Affiliates and their respective directors, officers, employees and agents shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any claim, lawsuit or other action covered by this indemnification, all at the reasonable expense of the Indemnitor. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and expense.

10.4 Insurance. In the event that any Licensed Product will be used in human clinical trials or will be commercialized, and for a period of at least (3) years thereafter, Relmada shall, at its own cost and expense, procure and maintain (and shall cause each Sublicensee to procure and maintain) a liability insurance policy with coverage of at least one million dollars ($1,000,000) per occurrence. Relmada shall provide to Trigone upon request, a copy of its insurance certificate evidencing such insurance. Each required insurance policy, other than self-insurance, shall be obtained from an insurance carrier with an A.M. Best rating of at least A.

11.	LIABILITY

11.1 Liability Exclusion. EXCEPT WITH REGARD TO THE BREACH OF CONFIDENTIALITY OBLIGATIONS HEREUNDER, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OR ANY DAMAGES FOR LOSS OF BUSINESS, LOSS OF PROFITS OR THE LIKE, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR SUCH PARTY’S PERFORMANCE HEREUNDER, THE LICENSED IP, OR ANY LICENSED PRODUCT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND REGARDLESS OF THE CAUSE OF ACTION (WHETHER IN CONTRACT, TORT, BREACH OF WARRANTY OR OTHERWISE), AND NOTWITHSTANDING ANY FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN. TRIGONE’S LIABILITY UNDER THIS AGREEMENT IS LIMITED TO THE VALUE OF THE PAYMENTS AND THE RESTRICTED RELMADA COMMON STOCK PROVIDED TO TRIGONE IN CONNECTION WITH THIS AGREEMENT. RELMADA’S LIABILTY UNDER THIS AGREEMENT IS LIMITED TO THE AMOUNTS PAYABLE BY RELMADA UNDER THIS AGREEMENT.

11.2 Exceptions. Notwithstanding anything to the contrary, the liability exclusions and limitation of liability set forth in Section 11.1 will not apply to (i) any damages arising from a Party’s fraud, willful misconduct or gross negligence, or (ii) either Party’s indemnity and defense obligations under Section 10, or (iii) Trigone’s breach of Section 3.1.

12.	MISCELLANEOUS PROVISIONS

12.1 Interpretation. The captions and headings to this Agreement are for convenience only and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections, Appendices or Schedules mean the particular Articles, Sections, Appendices or Schedules to this Agreement and references to this Agreement include all Schedules hereto. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation;” (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits); (e) the word “or” shall be construed as the inclusive meaning identified with the phrase “and/or”; (f) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; (i) references to any Applicable Laws, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement Applicable Laws thereto; and (j) neither Party or its Affiliates shall be deemed to be acting “on behalf of” or “under authority of” the other Party under this Agreement. The legally controlling language under this Agreement is English.

12.2 Publicity. Neither Party nor any of their respective Affiliates, shall, without the prior, written consent of the other Party, issue any press release or make any other public announcement concerning the existence of the Agreement, nor use the other Party’s (or its Affiliate’s) name, trade name, trademark or other designation in a manner that could be construed as an endorsement of its products or services; provided, however, that notwithstanding the foregoing: (a) promptly after the Effective Date, the Parties will issue a joint press release in a form agreed upon by the Parties and (b) either Party may disclose this Agreement and any information related to this Agreement in securities filings with the Securities and Exchange Commission (or equivalent agency outside of the United States) to the extent such Party determines that such disclosure is required by Applicable Laws or applicable exchange rules.

12.3 Notices. Any notice or other communication required or permitted to be given hereunder (a) shall be in writing (email being sufficient) and (b) shall be deemed to have been received by the other Party (i) if personally delivered, (ii) two (2) Business Days after it is sent, if sent by an internationally-recognized courier service guaranteeing next-day or second day delivery and providing proof of delivery, or (iii) upon sending, if sent by email with delivery receipt; in each case, to the other Party at the address set forth below; provided, however, that either Party, by written notice given in accordance with this Section to the other Party, may designate another address or person for receipt of notices hereunder, provided that notice of such a change shall be effective upon receipt.

If to Trigone:	If to Relmada:

Trigone Pharma Ltd.	Relmada Therapeutics, Inc.
15 HaTidhar Street	2222 Ponce de Leon Blvd, Floor 3
Raanana	Coral Gables, FL 33134
Israel	U.S.A.
Attn: Dan Touitou, CEO	Attn: Sergio Traversa, CEO
Email: dan.t@trigonepharma.com	Email: st@relmada.com

With a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP
One Lowenstein Drive
Roseland, NJ 07068
Attn: Michael J. Lerner, Esq.
Email: mlerner@lowenstein.com

12.4 Governing Law. This Agreement, and any disputes directly or indirectly arising from or relating to this Agreement, will be governed by and construed under the laws of the State of New York, U.S.A., without reference to its conflicts of law principles. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS CONTRACT.

12.5 Resolution of Disputes. Any dispute, claim or controversy that may arise in connection with this Agreement will be first negotiated in good faith by the Parties, and if such negotiations do not result in a mutually agreeable resolution, any Party may bring a claim against any other Party, provided that such claim will be exclusively venued in the state or federal courts located in New York, New York, U.S.A. Each Party and Relmada Parent hereby irrevocably submits to the exclusive jurisdiction of such courts for any such claims, and waives any objections to such courts based on venue or the doctrine of forum non conveniens. The Parties each further agrees that service of any process, summons, notice or documents to a Party in accordance with Section 12.1 shall be effective service of process for any action, suit or proceeding brought against such Party in any such court. Notwithstanding anything to the contrary, nothing in this Section will preclude or restrict a Party from seeking injunctive or other equitable relief from a court of competent jurisdiction with respect to any threatened or actual breach of this Agreement.

12.6 Appendices. The Appendices referred to herein form an integral part of this Agreement and is incorporated into this Agreement by such reference.

12.7 Assignment. Neither Party may assign or transfer its interest under this Agreement without the prior, written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that notwithstanding the foregoing, either Party may assign or transfer its interest under this Agreement, upon prior, written notice to the other Party but without any requirement to obtain the other Party’s consent, (i) to any of its Affiliates, (ii) pursuant to any merger involving such Party or (iii) pursuant to a sale of all or substantially all assets of such Party or its line of business to which this Agreement relates. Any permitted assignment of this Agreement by either Party will be conditioned upon that Party’s permitted assignee agreeing in writing to comply with all the terms and conditions contained in this Agreement. Any purported assignment without a required consent shall be void. No assignment shall relieve any Party of responsibility for the performance of any obligation that accrued prior to the effective date of such assignment. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and assigns.

12.8 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, and otherwise will be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties agree that a Party that is a licensee of such rights under this Agreement will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party to this Agreement under the U.S. Bankruptcy Code or comparable provision of applicable bankruptcy or insolvency laws, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in its possession, will be promptly delivered to it (a) upon any such commencement of a bankruptcy or insolvency proceeding upon its written request therefor, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under (a) above, following the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party.

12.9 Further Assurances. The Parties agree to execute, acknowledge and deliver such further instruments and to take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.

12.10 Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person or entity other than the Parties named herein and their respective successors and permitted assigns.

12.11 Severability. If any part of this Agreement shall be found to be invalid or unenforceable under applicable law in any jurisdiction, such part shall be ineffective only to the extent of such invalidity or unenforceability in such jurisdiction, without in any way affecting the remaining parts of this Agreement in that jurisdiction or the validity or enforceability of the Agreement as a whole in any other jurisdiction. In addition, the part that is ineffective shall be reformed in a mutually agreeable manner so as to as nearly approximate the intent of the Parties as possible.

12.12 Independent Contractors. Each of the Parties is an independent contractor and nothing herein contained shall be deemed to constitute the relationship of partners, joint venturers, nor of principal and agent between the Parties. Neither Party shall at any time enter into, incur, or hold itself out to Third Parties as having authority to enter into or incur, on behalf of the other Party, any commitment, expense, or liability whatsoever.

12.13 Waiver. No waiver of any term, provision or condition of this Agreement whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or of any other term, provision or condition of this Agreement.

12.14 Counterparts. This Agreement and any amendment hereto may be executed in any number of counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument. This Agreement shall be effective upon full execution and delivery by facsimile, PDF, or original, and a facsimile or PDF signature document shall be deemed to be and shall be as effective as an original signature document.

12.15 Entirety; Amendments. This Agreement, including the Appendices attached hereto and referenced herein, constitutes the full understanding of the Parties and a complete and exclusive statement of the terms of their agreement with respect to the specific subject matter hereof and supersedes all prior written or oral agreements, arrangements, and understandings related to the specific subject matter hereof. No terms, conditions, understandings or agreements purporting to modify or vary the terms thereof shall be binding unless hereafter made in a written instrument referencing amendment of this Agreement and signed by each of the Parties.

(signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives.

TRIGONE PHARMA, LTD	RELMADA THERAPEUTICS, INC.

By:		By:
Name:	Dan Touitou	Name:	Sergio Traversa
Title:	CEO	Title:	CEO

[signature page to Exclusive License Agreement]

Exhibit A
Trigone Patents

U.S. & Foreign Trigone-Owned Patents and Applications
(as of March 17, 2025)

Patent No.	Priority Date	Territories
PCT/IL2022/051090	17/10/2021	US, EU, Japan, China, Australia, Canada, South Korea
PCT/IB2020/054044	30/04/2019	US, EU, Japan, China, Australia, Canada

A-1

EXHIBIT B

Form of Restrictive Legend

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS REGISTERED UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION, IS OBTAINED TO THE EFFECT THAT SUCH SALE, TRANSFER OR ASSIGNMENT IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

B-2

EXHIBIT C

Form of Subscription Agreement

THE SHARES OF COMMON STOCK ACQUIRED HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, STATE SECURITIES LAWS OR THE LAWS OF ANY COUNTRY OUTSIDE THE UNITED STATES. ISSUANCE OF THE SHARES OF COMMON STOCK IS MADE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER SUCH LAWS. THE SHARES OF COMMON STOCK CANNOT BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED IN COMPLIANCE WITH FEDERAL AND STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION THEREFROM.

RELMADA THERAPEUTICS, INC.

Common Stock Subscription Agreement

This Subscription Agreement (the “Agreement”) is made and entered into as of the date indicated on the signature page hereto, by and between Relmada Therapeutics, Inc., a Nevada corporation (the “Company”), and Trigone Pharma Ltd., a Delaware corporation (“Licensor”).

Whereas, the Company and Licensor have entered into that certain License Agreement dated as of March 24, 2025 (the “License Agreement”) and other ancillary agreements, including the Voting Agreement (collectively, with the License Agreement, the “Transaction Documents”) related to the licensing by the Company of certain technology of Licensor;

Whereas, pursuant to Section 5.1.2 of the License Agreement, Company is issuing to Licensor and Licensor is acquiring from Company 3,017,420 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), on the terms and conditions set forth herein.

Agreement

Now, Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I.	Agreement to Issue Shares.

A. Subscription and Issuance. Subject to the terms and conditions hereof, at the Closing, in consideration of the grant of rights contained in the License Agreement, the Company shall issue to Licensor and Licensor hereby subscribes for 3,017,420 shares of common stock of the Company (such Issued shares of Common Stock, the “Issued Common Stock”) in exchange for the rights granted under the License Agreement.

II.	Closing, Delivery and Payment.

A. Closing. The closing of the sale and issuance of the Issued Common Stock under this Agreement (the “Closing”) shall take place upon the execution of this Agreement, the License Agreement and the other applicable Transaction Documents at the offices of Lowenstein Sandler LLP, One Lowenstein Drive, Roseland New Jersey 07068 or at such time and place as the Company and Licensor may mutually agree (such date on which the Closing occurs is hereafter referred to as the “Closing Date”).

B. Licensor Deliveries. At the Closing, subject to the terms and conditions hereof, the Licensor will deliver to the Company:

1.	this Agreement duly executed by the Licensor; and

2.	Executed copies of the License Agreement all of the other Transaction Documents.

C. Company Deliveries. At the Closing, subject to the terms and conditions hereof, the Company will deliver to the Licensor:

1.	this Agreement duly executed by the Company;

2.	Executed copies of the License Agreement all of the other Transaction Documents; and

3.	a copy of the instructions to the Company’s transfer agent instructing such transfer agent to deliver a certificate evidencing the number of Issued Common Stock, registered in the name of the Licensor, which shall include the Securities Act Legend and Support Legend (each defined below).

III.	Representations and Warranties of the Company.

The Company hereby represents and warrants to Licensor as of the date of this Agreement as set forth below.

A. Organization; Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada with the requisite corporate power and authority to enter into and consummate the transactions contemplated by this Agreement and otherwise carry out its obligations hereunder. The issuance of the Issued Common Stock hereunder has been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company constitutes the valid and binding obligation of the Company, enforceable against it in accordance with its terms enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

B. No Conflicts. The execution, delivery and performance by the Company of this Agreement, the License Agreement and the other Transaction Documents it is party to and the consummation by the Company of the transactions contemplated hereby and thereby do not, and will not, (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) in any material respect, conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which the Company is a party or by which any property or asset of the Company is bound, or affected, or (iii) in any material respect, result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including, assuming the accuracy of the representations and warranties of the Licensor set forth in Section IV hereof, federal and state securities laws and regulations and the rules and regulations of any self-regulatory organization to which the Company or its securities is subject, including all applicable trading markets), or by which any property or asset of the Company is bound or affected, except in the case of clauses (ii) and (iii) such as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company or its business or its ability to perform its obligations under the License Agreement or other Transaction Documents.

C. The Issued Common Stock. The Issued Common Stock is duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, free and clear of all Liens (other than restrictions on transfer set forth in this Agreement or imposed by applicable securities laws) and will not be subject to preemptive or similar rights of stockholders.

D. SEC Reports; Financial Statements. The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Securities and Exchange Commission (the “Commission”) with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements or the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP, and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

IV.	Representations and Warranties of the Licensor.

Licensor hereby represents and warrants to the Company as follows:

A. Organization; Authority. The Licensor is a company duly organized, validly existing and in good standing under the laws of the State of Israel with the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The acquisition by the Licensor of the Issued Common Stock hereunder has been duly authorized by all necessary corporate action on the part of the Licensor. This Agreement has been duly executed and delivered by the Licensor and constitutes the valid and binding obligation of the Licensor, enforceable against it in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

B. No Public Sale or Distribution. The Licensor understands that the Issued Common Stock are “restricted securities” as defined in Rule 144 and have not been registered under the Securities Act or any applicable state securities law and is acquiring such Issued Common Stock as principal for its own account and not with a view to or for distributing or reselling such Issued Common Stock or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of the Issued Common Stock in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Issued Common Stock in violation of the Securities Act or any applicable state securities law (this representation and warranty shall not limit Licensor’s right to sell the Issued Common Stock pursuant to a registration statement or otherwise in compliance with applicable federal and state securities laws)

C. Licensor Status. At the time the Licensor was offered the Issued Common Stock, it was, and at the date hereof it is an “accredited investor” as defined in Rule 501(a) under the Securities Act. Such Licensor is not a registered broker dealer registered under Section 15(a) of the Exchange Act, or a member of the Financial Industry Regulatory Authority, Inc. or an entity engaged in the business of being a broker dealer.

D. Experience of Such Licensor. The Licensor, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Issued Common Stock, and has so evaluated the merits and risks of such investment. The Licensor understands that it must bear the economic risk of this investment in the Issued Common Stock indefinitely, and is able to bear such risk and is able to afford a complete loss of such investment.

E. No Conflicts. The execution, delivery and performance by the Licensor of this Agreement and the other Transaction Documents it is a party to and the consummation by the Licensor of the transactions contemplated hereby and thereby do not and will not (i) result in a violation of the organizational documents of the Licensor or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Licensor is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Licensor, except in the case of clauses (ii) and (iii) above, for such that are not material and do not otherwise affect the ability of the Licensor to consummate the transactions contemplated hereby

F. Restricted Securities. The Licensor understands that the shares of Issued Common Stock are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. The Licensor further understands that the certificates evidencing the Issued Common Stock issued to it will contain the following legend (the “Securities Act Legend”):

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS REGISTERED UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE CORPORATION, IS OBTAINED TO THE EFFECT THAT SUCH SALE, TRANSFER OR ASSIGNMENT IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

G. Prohibited Transactions. The Licensor has not, directly or indirectly, and no Person acting on behalf of or pursuant to any understanding with the Licensor has, engaged in any purchases or sales in the securities, including derivatives, of the Company (including, without limitation, any Short Sales (a “Transaction”) involving any of the Company’s securities) since the time that the Licensor was first contacted by the Company or any other Person regarding an investment in the Company. The Licensor covenants that neither it nor any Person acting on its behalf or pursuant to any understanding with the Licensor will engage, directly or indirectly, in any Transactions in the securities of the Company (including Short Sales) prior to the time the transactions contemplated by this Agreement are publicly disclosed.

H. Brokers. Except as may be set forth in the License Agreement, Licensor has not retained any investment banker or broker in connection with the transactions contemplated by this Agreement.

V.	Lock-Up.

A. Lock-Up. Voting Agreement. Concurrent with the delivery of this Agreement, the Licensor shall enter into the Voting Agreement substantially in the form contemplated by the License Agreement (the “Support Agreement”), which will, among other things, limit the rights of the Licensor or any transferee to vote or transact the shares represented thereby. The Licensor understand that the Issued Common Stock will include the following legend (the “Voting Agreement Legend”):

●	THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO ALL THE TERMS OF A VOTING AGREEMENT ENTERED INTO AS OF [ ], 2025, BY AND AMONG RELMADA THERAPEUTICS, INC. (THE “CORPORATION”), AND THE HOLDER, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE CORPORATION. SUCH AGREEMENT, AMONG OTHER THINGS, LIMITS THE RIGHT OF THE HOLDER OR ANY TRANSFEREE TO VOTE THE SHARES REPRESENTED HEREBY.

●	THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF TWELVE MONTHS AFTER THE CLOSING OF THE LICENSING TRANSACTION, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.

B. Tradability of Securities. It is the intent of the parties to this Agreement that at the end of the Lock-Up Period (as defined in the Support Agreement), and in all cases not sooner than twelve (12) months from the date of this Agreement, the shares of Issued Common Stock shall be eligible to be sold under Rule 144 of the Securities Act without restriction. The Licensor acknowledges that the ultimate determination of the restrictions applicable to the shares of Issued Common Stock, and the transferability of the shares of Issued Common Stock, is that of the Licensor and it has consulted, and will consult as necessary, with its own legal, tax, and financial advisors regarding the purchase, holding, and disposition of the shares of Issued Common Stock and that it has not, and will not rely on the Company or any of its affiliates, agents, or representatives for any such advice. Upon the expiration of the Lock-Up Period, the Company shall assist the Licensor in having any restrictive legends removed from the shares of Issued Common Stock, including the delivery of customary legal opinions, provided that the Company has received from the Licensor customary representations and documents that may be required by the Transfer Agent.

VI.	Miscellaneous.

A. Governing Law; Venue. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE COMPANY AND THE LICENSOR HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN FOR THE ADJUDICATION OF ANY DISPUTE BROUGHT BY THE COMPANY OR THE INVESTOR HEREUNDER, IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN, AND HEREBY IRREVOCABLY WAIVE, AND AGREE NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY THE COMPANY OR THE INVESTOR, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, OR THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.

B. Fees and Expenses. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

C. Successors and Assigns. Neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party; provided, however, that either party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other party’s consent in connection with the transfer or sale of all or substantially all of the business or assets of such party relating to the subject matter of this Agreement to a Third Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets or otherwise. This Agreement shall inure to the benefit of successors and assigns of the Company and, subject to the restrictions on transfer described herein, be binding upon Licensor, Licensor’s successors and permitted assigns.

D. Entire Agreement; Amendment; Waiver. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents. At or after the Closing, and without further consideration, the Company will execute and deliver to the Licensor such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under this Agreement. This Agreement may not be amended, modified or revoked, in whole or in part, or any provisions hereof waived, except by an agreement in writing signed by each of the parties hereto.

E. Severability. If one or more of the provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties can reach a mutually agreeable and enforceable replacement for such provision, then (1) such provision shall be excluded from this Agreement, (2) the balance of the Agreement shall be interpreted as if such provision were so excluded and (3) the balance of the Agreement shall be enforceable in accordance with its terms.

F. Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (1) upon personal delivery to the party to be notified, (2) five (5) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (3) one (1) business day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the other party hereto at such party’s address hereinafter set forth on the signature page hereof, or at such other address as such party may designate by ten (10) days advance written notice to the other party hereto.

G. Further Assurances. The parties agree to take all such further action(s) as may reasonably be necessary to carry out and consummate this Agreement as soon as practicable, and to take whatever steps may be necessary to obtain any governmental approval in connection with or otherwise qualify the issuance of the securities that are the subject of this Agreement.

H. Titles and Subtitles. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

I. Counterparts. This Agreement may be manually or electronically executed in one or more counterparts (delivery of which may occur via facsimile or electronic transmission, including as an attachment to an electronic mail message in “pdf” or similar format), each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

J. Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Licensor and the Company will be entitled to seek specific performance under this Agreement. The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.

K. Rules of Construction. The parties hereto agree that they have been represented by counsel of their own choosing during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or any other document will be construed against the party drafting such agreement or document.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the parties hereto have executed this Subscription Agreement as of the last date set forth in the spaces provided below on which a party executed this Agreement.

LICENSOR:

I have read and understand the Subscription Agreement contained herein.

TRIGONE PHARMA LTD.

By:
Name:
Title:

3,017,420
Number of Shares of Common Stock

Tax ID

Address and Email Address of Stockholder

Address:

Email:

Telephone Number:

Date:

In Witness Whereof, the parties hereto have executed this Subscription Agreement as of the last date set forth in the spaces provided below on which a party executed this Agreement.

COMPANY:

RELMADA THERAPEUTICS, INC.

By:
Name:
Title:

Date:

Address:

Relmada Therapeutics, Inc.

2222 Ponce de Leon Blvd, Floor 3

Coral Gables, FL 33134

Email:

With a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP

One Lowenstein Drive

Roseland, NJ 07068

Attn: Michael J. Lerner, Esq.

Email: mlerner@lowenstein.com

EXHIBIT D

Form of Lock Up and Voting Agreement

STOCKHOLDER VOTING AND LOCK UP AGREEMENT

THIS SHAREHOLDER VOTING AND LOCK UP AGREEMENT (this “Agreement”) is made and entered into as of ______, 2025, by and among Relmada Therapeutics, Inc., a Nevada corporation (the “Company”) and Trigone Pharma, Ltd. (the “Stockholder”). Capitalized terms used herein but not defined shall have the meaning set forth in the License Agreement, as defined below.

RECITALS

A. WHEREAS, effective as of March 24, 2025, Stockholder and Company have entered into a License Agreement (the “License Agreement”), pursuant to which Stockholder shall receive 3,017,420 shares of the Company’s common stock, $0.001 par value (the “Common Stock”);

B. WHEREAS, as an inducement to enter into the License Agreement, and as one of the conditions to the consummation of the transactions contemplated by the License Agreement, the Stockholder has agreed to enter into this Agreement;

C. WHEREAS, Stockholder agrees to vote the shares of Common Stock (the “Shares”) over which Stockholder has voting power pursuant to the License Agreement as described below; and

D. WHEREAS, Stockholder agrees to the lock-up provisions as described below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Agreement to Vote Shares.

(a) From the date hereof until the Expiration Date (as defined below), at every meeting of the stockholders of the Company, and at every adjournment or postponement thereof, and on any action or approval by written consent of the stockholders of the Company, in each case, Stockholder (in its capacity as a stockholder) shall appear at the meeting or otherwise cause Stockholder’s Shares to be present for purposes of establishing a quorum and shall vote such Shares in favor of each matter proposed and recommended for approval by the Company’s board of directors (the “Board”) and/or management at such meeting.

(b) If Stockholder is the beneficial owner, but not the record holder, of the Shares, Stockholder agrees to take all actions necessary to cause the record holder of the Shares and any nominees to vote all of Stockholder’s Shares in the manner provided in Section 1(a).

2. Lock-Up.

(a) During the period commencing on the date hereof and ending twelve (12) months thereafter (the “Lock-Up Period”), Stockholder may not, without the prior written consent of the Company, (1) offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, any Shares or any securities convertible into or exercisable or exchangeable for such Shares, whether now owned or hereafter acquired by the Stockholder or with respect to which the Stockholder has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”); (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Lock-Up Securities, in cash or otherwise; or (3) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any Lock-Up Securities.

(b) Stockholder agrees and consents for the duration of the Lock-Up Period to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s Lock-Up Securities except in compliance with the provision of this Section 2. Any stop transfer instructions shall automatically terminate upon as of the expiration of the Lock-Up Period.

3. Representations and Warranties of Stockholder. Stockholder represents and warrants to the Company that:

(a) Stockholder has, and at all times will have, full legal power, authority and right to vote or to direct the voting of all Stockholder’s Shares then owned of record or beneficially by Stockholder as described in this Agreement, without the consent or approval of, or any other action on the part of, any other person. Without limiting the generality of the foregoing, Stockholder has not and will not enter into any voting agreement (other than this Agreement) with any person with respect to any of Stockholder’s Shares, has not and will not grant any person any proxy (revocable or irrevocable) or power of attorney with respect to any of Stockholder’s Shares, has not and will not deposit any of Stockholder’s Shares in a voting trust or enter into any arrangement or agreement with any person limiting or affecting his legal power, authority or right to vote Stockholder’s Shares on any matter.

(b) The execution and delivery of this Agreement and the performance by Stockholder of the covenants and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which Stockholder is a party or by which Stockholder is bound.

3. Termination. This Agreement shall automatically terminate on the date (the “Expiration Date”) that is the earlier of (i) seven (7) years after the date of this Agreement or (ii) the date when Stockholder beneficially owns one percent (1%) or less of the Company’s outstanding shares of common stock, provided that the Company may, at its sole discretion, extend the period specified in Section 3(i) prior to the Expiration Date by giving notice to Stockholder at any time within the two (2) year period prior to the expiration of such period. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination. For purposes of this Section 3, “beneficial ownership” shall be calculated as set forth in Rule 13d-3 under the Securities Exchange Act of 1934.

4. Miscellaneous Provisions.

(a) Amendments, Modifications and Waivers. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by Stockholder and the Company.

(b) Entire Agreement. This Agreement constitutes the entire agreement among the parties to this Agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any applicable principles of conflicts of law thereof. The parties submit to the exclusive jurisdiction of that state and federal courts located in New York for any action, dispute or proceeding arising out of this Agreement.

(d) Assignment and Successors. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto. This Agreement and all the provisions hereof may not be assigned by Stockholder or the Company without the prior written consent of each party. Stockholder is free to transfer its Shares, but any transferee of Stockholder’s Shares must enter into a joinder to this Agreement (no joinder is required if such Shares are transferred in anonymous open market trading in ordinary brokerage transactions that are not pre-arranged or pre-solicited).

(e) No Third Party Rights. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(f) Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

(g) Specific Performance; Injunctive Relief. Stockholder acknowledges that the Company may be irreparably harmed and that there may be no adequate remedy at law for a breach of any of the covenants or agreements of Stockholder set forth in this Agreement. Therefore, Stockholder hereby agrees that, in addition to any other remedies that may be available to the Company upon any such breach, the Company shall have the right to seek specific performance, injunctive relief or any other remedies available to such party at law or in equity.

(h) Notices. All notices, consents, requests, claims, demands and other communications under this Agreement shall be in writing (which shall include communications by e-mail) and shall be delivered (a) in person or by courier or overnight service, or (b) by e-mail with a copy delivered as provided in clause (a):

If to Stockholder:	If to the Company:

Trigone Pharma Ltd.	Relmada Therapeutics, Inc.
15 HaTidhar Street	2222 Ponce de Leon Blvd, Floor 3
Raanana	Coral Gables, FL 33134
Israel	U.S.A.
Attn: Dan Touitou, CEO	Attn: Sergio Traversa, CEO
Email: dan.t@trigonepharma.com	Email: st@relmada.com

With a copy (which shall not constitute notice) to:	With a copy (which shall not constitute notice) to:

Lowenstein Sandler LLP
One Lowenstein Drive
Roseland, NJ 07068
Attn: Michael J. Lerner, Esq.
Email: mlerner@lowenstein.com

or to such other address as the parties hereto may designate in writing to the other in accordance with this Section 6(h). Any party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice. If delivered personally or by courier, the date on which the notice, request, instruction or document is delivered shall be the date on which such delivery is made and if delivered by e-mail transmission or mail as aforesaid, the date on which such notice, request, instruction or document is received shall be the date of delivery.

(i) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties; it being understood that all parties need not sign the same counterpart.

(j) Headings. The headings contained in this Agreement are for the convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

[Signatures on the Following Pages]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

RELMADA THERAPEUTICS, INC.

By:
Name:
Title:

STOCKHOLDER:

TRIGONE PHARMA, LTD.

By:
Name:
Title:

EXHIBIT E
Examples of Sublicense Proceeds Payments

[REDACTED]

E-1